Exhibit (c)(9)
Strictly confidential | © Macquarie Group Limited 1 Preliminary Draft; Subject to Continued Review and Revision Project Bern August 3, 2023 Discussion Materials for the Board of Light & Wonder, Inc.

Strictly confidential | © Macquarie Group Limited 2 Preliminary Draft; Subject to Continued Review and Revision Important Notice and Disclaimer “Macquarie Capital” refers to Macquarie Corporate Holdings Pty Limited and its worldwide direct and indirect subsidiaries. Macquarie Corporate Holdings Pty Limited is an indirect, wholly-owned subsidiary of Macquarie Group Limited. The following presentation contains material provided to the Board of Directors (the “Board”) of Light & Wonder, Inc. (“Light & Wonder”, the “Company”) by Macquarie Capital in connection with the acquisition of the publicly held shares of SciPlay Corporation (“Bern”). This presentation was prepared on a confidential basis in connection with an oral presentation to the Board and not with a view toward complying with the disclosure standards under federal or state securities laws. This presentation is for use of the Board and may not be used for any other purpose or disclosed to any party without Macquarie Capital’s prior written consent. The information provided herein comes or has been derived from several sources, but Macquarie Capital does not warrant its accuracy or completeness. In preparing these materials, Macquarie Capital has relied upon and assumed, without independent verification, the accuracy and completeness of all information available from public sources. Without limiting the generality of the foregoing, no audit or review has been undertaken by an independent third party of the financial assumptions, data, results, calculations and forecasts contained, presented or referred to in this presentation. You should conduct your own independent investigation and assessment as to the validity of the information contained in this presentation and the economic, financial, regulatory, legal, tax, investment and accounting implications of that information. Macquarie Capital, its affiliates and any of its and their respective employees, directors, officers, contractors, consultants, advisors, members, successors, representatives and agents make no representation or warranty as to the accuracy or completeness of the information contained in this presentation, and take no responsibility under any circumstances for any loss or damage suffered as a result of any omission, inadequacy, or inaccuracy in this presentation. This presentation includes preliminary financial analysis and does not constitute a fairness opinion of Macquarie Capital as to the value of Bern, and as such, should not be relied on by the Company or by any other person as such. Neither Macquarie Capital nor any of its affiliates is an advisor as to regulatory, legal, tax, investment or accounting matters in any jurisdiction. Any recipient of the information contained herein should seek advice from its own independent tax advisor, legal counsel and/or other advisor with respect to such matters. Macquarie Capital is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of Macquarie Capital do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (“MBL”). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Capital. © 2023 Macquarie Capital (USA) Inc.

Strictly confidential | © Macquarie Group Limited 3 Preliminary Draft; Subject to Continued Review and Revision ● On May 18, 2023, Light & Wonder publicly announced an offer to acquire Bern’s publicly held shares in an all-cash transaction for $20.00 per share − Offer represented a 17.0% premium to Bern’s 30-day VWAP as of the last trading day prior to the proposal − Bern’s Board of Directors subsequently formed a special committee (the “Special Committee”) and hired legal and financial advisors to evaluate the proposal ● Following Light & Wonder’s initial offer and Bern’s continued outperformance compared to budget in the first half of 2023, Bern’s management revised their 2023 forecast and long-range plan − The revised LRP was completed in July 2023 and reflected ~$15-$20 million of additional AEBITDA from 2023-2025 and included projections for 2026-2027 ● After factoring in the revised projections and following a series of negotiations, Light & Wonder and the Special Committee agreed to a purchase price of $22.95, subject to the approval of Light & Wonder’s Board of Directors Situation Update Revised Bern Proposal Overview Source: Bloomberg. (1) VWAP calculated based on number of trading days. (2) Total consideration paid to Bern Class A shareholders based on 21.2 million Class A shares outstanding as of July 31, 2023 and includes 499,118 RSUs and PRSUs that are expected to vest before transaction close per Light & Wonder management. Transaction Background Offer Price / Consideration ● $22.95 per Class A share ● 100% cash consideration Implied Offer Premium ● 34.3% implied offer price premium to Bern 30-day VWAP as of May 17, 2023 ($17.09)(1) Implied Transaction Value ● Implied Enterprise Value: $2.5 billion ̶ EV / Revised LRP 2023E AEBITDA ($220 million): 11.4x ̶ EV / Revised LRP 2024E AEBITDA ($242 million): 10.4x Total Consideration Paid to Bern Class A Shareholders ● $498 million in cash (2)

Strictly confidential | © Macquarie Group Limited 4 Preliminary Draft; Subject to Continued Review and Revision $729 $803 $882 NA NA $754 $833 $912 $975 $1,027 2023E 2024E 2025E 2026E 2027E Bern Financial Comparison AEBITDA Revenue ’23E – ’25E CAGR: Margins: ’23E – ’27E CAGR: ($ in millions) 28% 10.0% NA 11.9% NA Revised Bern LRP (July 2023) Comparison of Bern’s July 2023 Revised LRP to March 2023 LRP 29% 29% 29% 29% 30% 12.4% 10.8% 10.0% 8.0% Prior Bern LRP (March 2023) ($ in millions) ’23E – ’25E CAGR: ’23E – ’27E CAGR: $205 $229 $257 NA NA $220 $242 $278 $306 $332 2023E 2024E 2025E 2026E 2027E 31% 32% +3.4% +3.8% +3.3% +7.2% +5.4% +8.1%

Strictly confidential | © Macquarie Group Limited 5 Preliminary Draft; Subject to Continued Review and Revision Selected Precedent Premia Analysis Discounted Cash Flow Analysis Selected Precedent Transactions Bern Historical Trading Analysis Preliminary Bern Summary Valuation Analyses Methodology Bern Share Price Reference Only Primary Consideration to Class A Shareholders ($m) (1) Implied EV / 2024E AEBITDA Implied EV / 2023E AEBITDA $478 10.9x 9.9x $565 13.2x 12.0x $391 8.6x 7.8x Analysis is based on Bern’s July 2023 revised LRP and excludes potential synergies; valuation methodologies and assumptions subject to further review and refinement (1) Total consideration paid to Bern Class A shareholders based on 21.2 million Class A shares outstanding as of July 31, 2023 and includes 499,118 RSUs and PRSUs that are expected to vest before transaction close per Light & Wonder management. $16.76 $21.95 $20.63 $22.94 $20.41 $25.31 $25.79 $24.64 $10.00 $14.00 $18.00 $22.00 $26.00 $30.00 $22.95 Offer Price per Share

Strictly confidential | © Macquarie Group Limited 6 Preliminary Draft; Subject to Continued Review and Revision 8.5x 10.5x 11.9x 19.9x 12.5x Selected Precedent Transaction Analysis Note: Analysis includes transactions with a purchase price greater than $400 million; purchase price excludes earnout consideration. Source: Company filings, Eilers & Krejcik and FactSet. Target Acquirer Giant Median: 12.2x: Date Nov-14 Jul-16 Apr-17 Nov-17 Aug-21 Sep-21 Purchase Price ($m) $485 $4,400 $825 $990 $2,190 $1,000 13.0x Social Casino Precedent Transactions – EV / LTM EBITDA Multiples

Strictly confidential | © Macquarie Group Limited 7 Preliminary Draft; Subject to Continued Review and Revision 4.0x 6.0x 8.0x 10.0x 12.0x 14.0x 16.0x May-19 Aug-19 Oct-19 Jan-20 Apr-20 Jul-20 Oct-20 Jan-21 Apr-21 Jul-21 Oct-21 Jan-22 Apr-22 Jul-22 Oct-22 Jan-23 Apr-23 Bern Average Average Since Q3 Earnings L&W submitted its initial offer on July 15, 2021 (pre-market) and withdrew it on December 22, 2021 (post-market) Bern Historical Trading Analysis Average EV / NTM AEBITDA of 8.5x excludes the periods during which L&W’s prior and current offers were outstanding Bern EV / NTM AEBITDA Since IPO Source: FactSet and public filings as of May 17, 2023. Note: Shows EV / NTM AEBITDA multiples from May 3, 2019 to May 17, 2023. 7.6x 8.5x 8.4x

Strictly confidential | © Macquarie Group Limited 8 Preliminary Draft; Subject to Continued Review and Revision APPENDIX A Appendix

Strictly confidential | © Macquarie Group Limited 9 Preliminary Draft; Subject to Continued Review and Revision 7.9x 7.4x 10.4x 2.6x 13.5x 7.4x 7.0x 9.0x 2.6x 12.5x 16.2x Selected Companies Trading Analysis Illustrative Purposes Only Source: FactSet and public filings as of August 2, 2023. Note: Bern as of unaffected share price on 5/17/2023. EBITDA based on median consensus estimates. (1) Reflects Bern trading volume statistics prior to Light & Wonders offer on May 18, 2023. Enterprise Value ($m) $1,615 $6,069 $590 $264 $33,724 $26,678 EV / 2023E EBITDA US-Listed Social Casino US-Listed Diversified Gaming (Reference Only) EV / 2024E EBITDA 2023E Average: 6.8x 2024E Average: 6.2x 2023E Average: 24.2x 2024E Average: 14.4x EV / EBITDA Multiples 34.9x Bern (Unaffected Price) 510k shares (1) 1,230k shares 354k shares 7k shares 2,133k shares 1,671k shares $8.7 (1) $13.5 $1.5 $0.1 $269.0 $183.5 30-day Avg. Daily Volume Traded 30-day Avg. Daily Value Traded ($ in millions)